EXHIBIT 99.1

Contact:	Allen & Caron Inc.	RITA Medical Systems, Inc.
	Jill Bertotti (investors)	Don Stewart, Chief Financial Officer
	949-474-4300	Stephen Pedroff, Marketing Communications
	jill@allencaron.com	650-314-3400
	Surf Media Inc.	dstewart@ritamed.com
	Juliana Minsky (media)	spedroff@ritamed.com
805-962-3700
jm@surfmedia.com

RITA MEDICAL SYSTEMS NAMES DARRIN R. UECKER CHIEF TECHNOLOGY OFFICER

Experienced Medical Device Executive to Lead Company’s Technology Strategy

Mountain View, Calif., January 13, 2004, RITA Medical Systems, Inc. (Nasdaq: RITA) today announced that medical device executive Darrin R. Uecker has been named Chief Technology Officer effective immediately. Mr. Uecker will report directly to President and Chief Executive Officer Joseph M. DeVivo and will be responsible for the company’s research and development, manufacturing, clinical affairs, quality, and regulatory activities. Mr. Uecker will assume the responsibilities of former Chief Operating Officer, Steve Williams, who left the Company to pursue other opportunities.

Mr. Uecker has more than 10 years of research and development and management experience in the medical device industry. Prior to joining RITA Mr. Uecker was a Vice President at Sunnyvale, Calif. based Intuitive Surgical, Inc. (Nasdaq: ISRG). Mr. Uecker was retained from Computer Motion, Inc. after that company’s merger with Intuitive Surgical. At Computer Motion Mr. Uecker held the position of Chief Operating Officer for the developer of robotic surgical devices, and was responsible for research and development, clinical/regulatory affairs, quality assurance, and manufacturing operations. Mr. Uecker holds 17 issued U.S. Patents in the areas of robotics, man-machine interface technologies, and image processing.

“The addition of Darrin to the team signals RITA’s commitment to continue to invest in new technologies to serve the growing needs of our customers,” commented Mr. Joseph DeVivo, President and CEO of RITA Medical Systems. “As tumor ablation continues to be accepted as a viable treatment for unresectable tumors we expect demand for ablation technology across a full range of medical specialties to increase. Darrin’s broad experience leading the successful development of complex medical technologies will be extremely valuable as we move forward,” he continued.

While at Intuitive Surgical Mr. Uecker spent six months as Vice President of Engineering and General Manager of Goleta Product Development for the Sunnyvale, Calif. based company. He managed the staff of 25 engineers at the former Computer Motion facility in Goleta, Calif., producing core technology for the company. Prior to Intuitive Surgical Mr. Uecker spent 10 years at Computer Motion where he was responsible for the strategic direction of technology development and product development for the company. Mr. Uecker was a key contributor to Computer Motion’s intellectual property portfolio, and played an important role protecting the company’s patents from infringement. In addition, Mr. Uecker led the company’s efforts to obtain FDA regulatory clearances.

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for patients with solid cancerous or benign tumors. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. While the Company’s current focus is on liver cancer and metastatic bone cancer, the Company believes that its minimally invasive technology may in the future be applied to other types of tumors, including tumors of the lung, breast, uterus, prostate and kidney. The Company has received regulatory clearance in major markets worldwide, including the United States. In March 2000, RITA became the first radiofrequency ablation company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The Company has sold over 45,000 of its disposable devices throughout the world.

The statements in this news release related to the Company’s plans (i) to extend its technology to applications beyond the liver, and (ii) to expand its product line with new and modified products are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company’s filings with the Securities and Exchange Commission.

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